Exhibit 99.2

NEWS RELEASE

FOR 3:00 P.M. CT RELEASE
April 29, 2004

Contact:
Sam Reinkensmeyer	Shawn Brumbaugh/Marian Briggs
Chief Financial Officer	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	sbrumbaugh@psbpr.com
sreinkensmeyer@cns.com	mbriggs@psbpr.com
Nasdaq Symbol: CNXS

CNS, Inc. Reports Strong Fiscal 2004 Results

• Full year net sales up 10% • Operating income for the year rises 32% • Fourth quarter earnings per share of 2 cents exceed company’s updated guidance • Company provides fiscal 2005 outlook

        MINNEAPOLIS, April 29 — CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced results for the fiscal year and fourth quarter ended March 31, 2004.

        For the full year 2004, CNS’ net sales grew 10 percent to a record $87.0 million versus $79.1 million in fiscal 2003. Net income in fiscal 2004 was $8.5 million, or $0.59 per fully diluted share, up 31 percent compared to prior-year net income of $6.5 million, or $0.46 per fully diluted share.

        In the 2004 fourth quarter, net sales rose 6 percent to $22.5 million versus $21.3 million in the prior-year period. Net income for the fourth quarter was $341,000, or $0.02 per fully diluted share, compared to $569,000, or $0.04 per fully diluted share, in the same period last year. Fourth quarter earnings per fully diluted share of $0.02 exceeded the company’s updated estimates provided on March 8, 2004, primarily due to lower levels of trade promotion spending and reduced operating expenses.

        Gross margins rose 2 percentage points for both the 2004 fiscal year and fourth quarter. Operating expenses increased during the 2004 full year and fourth quarter by 9 percent and 11 percent, respectively, as a result of expanded advertising and promotion to support the Breathe Right and FiberChoice® product lines.

CNS, Inc. Reports Fiscal 2004 Results

        “We are pleased to report 10 percent net sales growth for the year and a 28 percent increase in annual earnings per share, despite the early end to the cold and flu season in mid-January, which negatively impacted sales of Breathe Right products in the fiscal fourth quarter,” said Marti Morfitt, president and chief executive officer, CNS, Inc. “During the fourth quarter, we experienced continued strong sales of FiberChoice and incremental growth in Breathe Right nasal strips. While sales of Vapor Shot!™ came in below our expectations for its first year, jointly promoting mentholated vapor strips and Vapor Shot! proved to be a successful strategy and helped drive higher mentholated vapor strip sales.”

        CNS continued to report strong cash flow in fiscal 2004, generating $8.6 million of operating cash flow. The company ended the year with $49.4 million in cash and marketable securities. During fiscal 2004, CNS initiated a quarterly cash dividend of $0.04 per share, and yesterday announced a 25 percent increase in the quarterly dividend to $0.05 per share, payable on June 4, 2004 to shareholders of record as of May 21, 2004.

Fourth Quarter and Fiscal-Year Product Results
        Domestic Breathe Right sales in the 2004 fourth quarter totaled $16.0 million versus $15.9 million in the prior-year period, as growth in Breathe Right nasal strips was offset by lower sales of Breathe Right Snore Relief™ throat spray. For the 12 months, sales of domestic Breathe Right brand products grew 11 percent to $64.1 million compared to $57.9 million in the year-ago period.

        International sales of Breathe Right strips in the 2004 fourth quarter rose 11 percent to $3.5 million compared to $3.1 million in the prior-year quarter. Full-year international sales totaled $13.0 million compared to $13.8 million last year. Fourth-quarter shipments to the company’s Japanese distributor were in line with expectations, but consumer purchases in Japan fell far short of expectations in February and March, due to an unusually soft allergy season. As a comparison, consumer takeaway of over-the-counter rhinitis medications in Japan during the peak allergy month of March declined 45 percent versus last year, with consumption of Breathe Right nasal strips down 43 percent for the same period. The weak consumer takeaway in Japan during the critical allergy months of February and March will result in higher inventories at our distributor and lower international sales for CNS during fiscal 2005.

        Sales of FiberChoice chewable fiber tablets grew 27 percent to $2.6 million in the fourth quarter versus $2.0 million in the prior-year period. FiberChoice sales for the full year rose 31 percent

CNS, Inc. Reports Fiscal 2004 Results

to $9.3 million compared to $7.1 million last year. “We are very pleased with the increasing market penetration of FiberChoice, which is growing faster than any other product in the bulk fiber category,” said Morfitt.

        During the fourth quarter, CNS decided to exit its line of Flair equine products. The company will terminate its agreements with its distributor of Flair products and the licensor of technology related to this business, effective April 30, 2004. Net sales of Flair products totaled $313,000 in the fourth quarter and $375,000 for fiscal 2004.

Outlook for Fiscal 2005
        “In fiscal 2005, we are sharpening our focus on expanding the market penetration of Breathe Right nasal strips in the U.S. and abroad,” said Morfitt. “As part of this effort, we will relaunch our Clear nasal strips targeting consumers with sensitive skin types, building on the recent success of our relaunched mentholated vapor strips during the past cold and flu season. In addition, we anticipate continued strong growth of our FiberChoice brand, and we have several potential new products in development for future introduction.

        “While we have demonstrated our ability to drive annual sales growth of 10 percent or greater,” said Morfitt, “we view fiscal 2005 as a building year. Therefore, short-term revenue growth over the next year will be lower than in fiscal 2004 as we prepare new products for market introduction and build a solid foundation for future growth. In the meantime, we continue to have a strong balance sheet with no long-term debt and growing cash flow.”

        For the 2005 fiscal year ending March 31, 2005, the company currently anticipates net sales will grow from 3 to 7 percent to between $90 million and $93 million. Fully diluted earnings per share in fiscal 2005 are estimated to range between $0.63 and $0.68, an increase of 7 to 16 percent over fiscal 2004.

        Sales growth during the first half of fiscal 2005 will be lower than the second half of the year, due to the lack of a new product in fiscal 2005, as well as high inventory levels in Japan resulting from the recent weak sales volumes associated with the soft allergy season. CNS sales for the fiscal 2005 first half are expected to be approximately flat versus the same period last year. Sales for the second half of fiscal 2005 are expected to rise 6 to 11 percent versus the fiscal 2004 second half.

        Advertising and promotion spending will be phased more evenly and earlier in fiscal 2005 to support increased allergy usage of nasal strips in the first half of the fiscal year and the re-launch of

CNS, Inc. Reports Fiscal 2004 Results

Clear nasal strips in the second quarter. During the first half of the year, the company will also test a number of marketing programs designed to accelerate future growth of Breathe Right nasal strips, as well as increase spending on new product development. As a result, operating profit growth will be concentrated in the second half of fiscal 2005, with operating profit declines expected in the first half of the year. Operating profit margins are expected to be more consistent from quarter to quarter during fiscal 2005 than they have been in prior years when advertising and promotion expense was more heavily concentrated in the cold and flu season during the third and fourth quarters.

        CNS expects net sales for the fiscal first quarter ending June 30, 2004, in the range of $17.0 million to $18.0 million, compared to net sales of $17.5 million in the first quarter of last year. Earnings for the first quarter are estimated between $0.09 and $0.12 per fully diluted share, versus earnings of $0.20 per fully diluted share in the prior-year period.

Conference Call Webcast
        A conference call to review the fourth-quarter and full-year results is scheduled today at 4 p.m. CT (5 p.m. ET). Interested participants may listen to the live conference call or replay over the Internet by logging onto CNS’ Web site at www.cns.com. A replay of the fourth-quarter conference call may also be accessed by dialing 303-590-3000 or toll-free 800-405-2236, conference call ID 575530, between 6 p.m. CT on Thursday, April 29, until 6 p.m. CT on Thursday, May 6.

About CNS, Inc.
        CNS, based in Minneapolis, is a growing company that designs and markets consumer health care products, including Breathe Right® nasal strips, Breathe Right Snore Relief™ throat spray, Breathe Right Vapor Shot!™ personal vaporizer and FiberChoice® chewable fiber tablets. The company focuses on products that address important consumer needs within the aging well/self care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

        Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2003. This news release contains forward-looking statements, which involve risks and uncertainties.

CNS, Inc. Reports Fiscal 2004 Results

CNS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts) (unaudtied)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2004	2003	2004	2003
Net sales	$22,466	$21,252	$86,980	$79,075
Cost of goods sold	6,581	6,642	26,904	25,992

Gross profit	15,885	14,610	60,076	53,083

Operating expenses:
Advertising and promotion	11,911	10,527	33,101	30,930
Selling, general and administrative	3,730	3,532	14,227	12,514

Total operating expenses	15,641	14,059	47,328	43,444

Operating income	244	551	12,748	9,639
Investment income	187	130	725	839

Income before income taxes	431	681	13,473	10,478
Income tax expense	90	112	4,926	3,962

Net income	$341	$569	$8,547	$6,516

Diluted net income per share	$.02	$.04	$.59	$.46

Weighted average number of common and
potential common shares outstanding	14,774	14,083	14,488	14,044

CNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)

	March 31, 2004	March 31, 2003
Current assets:
Cash and marketable securities	$49,421	$41,615
Accounts receivable, net	11,394	11,011
Inventories	4,132	3,266
Other current assets	3,145	5,695

Total current assets	68,092	61,587
Long-term assets	3,744	3,788

Total assets	$71,836	$65,375

Current liabilities	13,192	16,321
Stockholders’ equity	58,644	49,054

Total liabilities and stockholders’ equity	$71,836	$65,375